EXHIBIT H-4


                                STATE OF ILLINOIS

                          ILLINOIS COMMERCE COMMISSION
--------------------------------------------------------------------------------
Richard L. Mathias
Chairman

                                November 17, 1999

Mr. Jonathan G. Katz, Secretary
Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549


     Re:  Alliant Energy Corporation
          Public Utility Holding Company Act of 1935 -Rule 53 Filing

Dear Mr. Katz:

     Alliant Energy Corporation ("Alliant"), Interstate Power Company and South Beloit Water, Gas & Electric Co. have advised the Illinois Commerce Commission ("Commission") that Alliant anticipates that it will make a request to the Securities and Exchange Commission. Alliant plans to request approval for an increase in its authority for investments in exempt wholesale generators ("EWGs") and foreign utility companies ("FUCOs") beyond that permitted under existing Alliant orders and Rule 53 promulgated under the Public Utility Holding Company Act of 1935, as amended (the "Act"). In connection with such activities, Alliant has requested that this Commission provide to you the certification contemplated in Section 33(a)(2) of the Act.

     A 1997 Illinois law implemented changes to historical utility regulation. The law required all regulated electric utilities to reduce their rates to residential consumers in 1998 and, subject to certain specified exceptions, froze such electric rates until 2005. While neither the utilities nor this Commission can change bundled electric rates until 2005, this Commission retains jurisdiction to set rates for unbundled delivery service. In addition, electric utilities are subject to other statutory provisions that require a sharing of revenues with consumers if the utility earns more than certain specified thresholds. However, the restructuring legislation gave electric utilities great flexibility in writing down assets and accelerating depreciation, so utilities may be able to avoid triggering the over-earning threshold. The legislation removed Commission authority over the sale, lease or other transfer of assets to affiliated or unaffiliated entities until January 1, 2005. Also, this Commission has jurisdiction over electric and gas delivery system reliability. However, this Commission cannot order a utility to construct additional generation. Finally, while this Commission's authority to approve or disapprove some merger and reorganization transactions has been suspended until 2005, regulated utilities are required to provide this Commission with a 30-day advanced notice of any proposed transaction, with supporting documentation, and to file certain reports thereafter.

          160 North LaSalle, Suite C-800, Chicago, Illinois 60601-3104
             Tel. (312) 814-2859, Fax (312) 814-1818, TDD (312)5845

Mr. Jonathan G. Katz, Secretary, Securities and Exchange Commission November 17,1999
Page 2


     The Illinois Commerce Commission hereby certifies to you that we have the authority and resources to protect Illinois consumers in accordance with the Illinois statutes discussed in the previous paragraph. We intend to exercise such authority.

     This certification is applicable to EWGs and FUCOs in which Alliant or its subsidiaries seek to obtain an ownership interest. The certification is subject to being revised or withdrawn by this Commission in the future.

                                        Sincerely,
                                        Illinois Commerce Commission


                                        Richard L. Mathias
                                        Chairman


cc:  Mr. F.J. Buri, Alliant Energy Corporation